Exhibit 99.1

News Release

Landauer

LANDAUER, INC. Reports

Fiscal 2012 FIRST Quarter Results

Company Successfully Completed Acquisition of IZI Medical Products and

Continues to Develop Military Business

For Further Information Contact:

Jim Polson

FTI Consulting

Phone: 312-553-6730

Email: jim.polson@fticonsulting.com

GLENWOOD, Ill.— February 6, 2012—Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation monitoring, outsourced medical physics services and high quality medical consumable accessories, today reported financial results for its fiscal 2012 first quarter ended December 31, 2011.

Fiscal 2012 First Quarter Highlights

•	Revenue grew 28.9 percent to $36.7 million.
•	Gross profit grew 25.4 percent to $21.8 million on increased revenue and business mix.
•	Operating income of $7.6 million includes $2.9 million of acquisition ($1.8 million), IT platform enhancement ($0.3 million), and non-cash stock based compensation ($0.8 million) related expenses.
•	Net income of $4.9 million, or $0.52 per diluted share, included $1.9 million, or $0.21 per diluted share, of acquisition and IT platform enhancement, and non-cash stock based compensation related expense after giving effect to tax.
•	Adjusted EBITDA of $13.5 million, a 20 percent increase over prior year period.
•	Adjusted Free Cash Flow of $12.0 million, a 33 percent increase over prior year period.
•	Completed the acquisition of IZI Medical Products on November 14, 2011.

“Our first quarter financial results showed positive momentum generated by our strategic initiatives,” stated Bill Saxelby, President and CEO of Landauer. “As a result of the continued improvement in our Medical Physics business, increased interest from the military and first responder customers, and contributions from our recently completed acquisition of IZI Medical Products, we are confident in our ability to meet our growth objectives for the year.”

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Saxelby added, “During the quarter our competitive growth initiatives were strengthened as the US Army placed additional orders for our Radwatch system and we shipped them $2.0 million in InLight equipment for their dosimetry laboratory. In addition, we’ve also begun to see increased interest in our Radwatch system across the global military and first responder communities. The Medical Physics segment saw positive revenue growth over the prior year quarter, with the full benefit of contributions made from acquired businesses in the segment in prior periods, organic growth and results from profitability improvement initiatives being implemented.”

“Finally, the acquisition of IZI Medical Products expanded our offering across the radiation safety continuum with a financial profile that mirrors our core dosimetry business and expands our product portfolio into a broader consumables category.”

Financial Overview and Business Segment Results

Revenues for the first fiscal quarter of 2012 were $36.7 million, a 28.9 percent increase, which includes $4.3 million of revenue contribution from acquisitions, of which $2.2 million was IZI Medical Products contribution, compared with the $28.4 million reported for the first fiscal quarter of 2011. Revenue in the quarter also benefited from $2.0 million in InLight military market sales, growth in equipment sales and service revenue from International operations of about $1.0 million, and nearly $0.8 million organic growth in our Medical Physics Segment.

The gross margin as a percentage of revenue declined to 59.4 percent from 61.0 percent in the year ago period, primarily due to a shift in the mix of cost of sales particularly the growth in equipment sales in the quarter.

Total operating expenses for the first fiscal quarter of 2012 were $11.2 million, before $1.8 million of non-recurring acquisition expense, $0.3 million of IT platform enhancement related expense, and $0.8 million of non-cash stock based compensation expense, for an operating margin impact of 30.7 percent of total revenue. This compares with the $8.3 million reported for the first fiscal quarter of 2011, before $0.1 million of non-recurring acquisition expense, $0.4 million of IT platform enhancement related expense, and $0.4 million of non-cash stock based compensation expense, for an operating income impact of 29.2 percent of total revenue in the prior year period.

Operating income, before non-recurring acquisition expense, IT platform enhancement related expense, and non-cash stock based compensation expense, for the first fiscal quarter of 2012 was $10.5 million, a 16.0 percent increase compared with operating income on a relative basis of $9.1 million, for the first fiscal quarter of 2011.

Net other income for the first fiscal quarter of 2012 was $0.3 million, a decrease of $0.3 million, or 54.7 percent, from the prior year quarter. A $0.6 million increase in interest expense associated with six-weeks of borrowings to acquire IZI in the first fiscal quarter of 2012 was partially offset by an increase of $0.3 million in the equity in income of joint ventures over the comparable prior year period.

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The effective tax rate was 35.0 percent and 31.4 percent for the first fiscal quarter of 2012 and 2011, respectively. The increase in effective tax rate was due primarily to an increase in the blended state tax rate as a result of acquisitions and the expiration of the R&D tax credit as of December 31, 2011.  In the prior year, the effective tax rate was lower due to the enactment of the R&D credit for calendar year 2010 in the first fiscal quarter of 2011.

Net income including the costs associated with the acquisitions, IT platform enhancement, and non-cash stock based compensation for the first fiscal quarter ended December 31, 2011 was $4.9 million, a decline of 15.4 percent compared with $5.8 million for the first fiscal quarter of 2011. Excluding these acquisition costs ($1.8 million), IT platform enhancement expenses ($0.3 million), and non-cash stock based compensation expenses ($0.8 million), net income was $6.9 million, as compared to $6.5 million in the prior year period.

The resulting diluted earnings per share for the first fiscal quarter of 2012 were $0.73, excluding $0.21 per diluted share of acquisition expense, IT platform enhancement expense, and non-cash stock based compensation related expense. This compares with $0.69 for the first fiscal quarter of 2011, excluding $0.07 per diluted share of acquisition, IT platform enhancement, and non-cash stock based compensation related expenses.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $ 10.6 million, a 1.8 percent increase compared with $10.4 million in the prior year period. The increase was due primarily to revenue growth, lower product costs based on revenue mix and favorable equity in earnings of joint ventures for the first fiscal quarter of 2012 partially offset by higher selling, general and administrative expenses. Adjusted earnings before interest, taxes, depreciation and amortization, acquisition related expense, IT platform enhancement expense, and non-cash stock based compensation (“Adjusted EBITDA”) were $13.5 million, a 19.5 percent increase compared with $11.3 million a year ago. Adjusted Free Cash Flow (Adjusted EBITDA, plus or minus changes in working capital, less capital expenditures) was $12.0 million, a 33 percent increase over the prior year period of $9.0 million due principally to improved EBITDA, and improved working capital offset by increased capital expenditures. A reconciliation of net income to EBITDA and Adjusted EBITDA, and Adjusted Free Cash Flow is included in the attached financial exhibits.

Radiation Monitoring Segment

Radiation Monitoring revenues for the first fiscal quarter of 2012 increased 13.1 percent, or $3.1 million, to $27.0 million. Of the increase, $2.1 million was the result of the Company’s ongoing initiatives with the military. Domestic Radiation Monitoring revenues increased 12.4 percent, or $2.1 million, and international Radiation Monitoring revenue increased 14.9 percent, or $1.1 million, driven primarily by organic growth in most regions, including both equipment sales and service revenue.

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Radiation Monitoring operating income for the first fiscal quarter of 2012 decreased to $6.3 million, a 26.7 percent decrease from $8.6 million in the prior year period, impacted by a $1.8 million increase in acquisition related expense, primarily related to IZI Medical Products, an increase in lower margin equipment sales both domestically and internationally, and higher selling, general and administrative expense. Selling, general and administrative costs for the first fiscal quarter of 2012 increased 24.6 percent, or $1.9 million, to $9.6 million. The increase was due primarily to a $0.8 million increase in compensation costs, consistent with operating performance expectations and timing of short-term and long-term incentive plans, $0.4 million of increased spending to support international revenue growth, a $0.2 million increase as a result of headcount additions in R&D and marketing, and a $0.2 million increase in research and development activities in connection with the military initiatives.

Radiation Monitoring operating income, exclusive of the impact of acquisition related transaction expenses, IT platform enhancement expense, and non-cash stock based compensation related expense, for the first fiscal quarter of 2012 decreased 2.9 percent, or $0.3 million, to $9.2 million compared with operating income of $9.5 million for fiscal 2011. Corporate expenses for shared functions are recognized in the Radiation Monitoring segment where they have been reported historically. Acquisition and reorganization costs are not allocated to the segments. As the company’s business model evolves in complexity, management may determine it necessary to change this reporting practice to reflect any appropriate allocations.

Medical Physics Segment

Medical Physics revenues for the first fiscal quarter of 2012 increased 64.0 percent, or $2.9 million, to $7.4 million on $0.8 million of organic growth and $2.1 million due to the impact of acquired companies. The Medical Physics operating income of $0.9 million, or 12.0 percent of revenue, increased $1.4 million as compared to a loss of $0.5 million, or 10.1 percent of revenue, in the first fiscal quarter of 2011. The improvement in operating income is primarily due to operating efficiencies in the core Medical Physics business and higher episodic equipment commissioning sales leveraging a relatively fixed cost structure, as well as higher volume sales inclusive of acquired companies.

Medical Products Segment

With the acquisition of IZI Medical Products on November 14, 2011, the Company now operates in a third reportable segment. The Medical Products segment provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures. Medical products range from consumables used with MRI, CT, and mammography technologies to highly engineered passive reflective markers used during image guided surgery procedures. Medical Products sales are provided through the Company’s IZI Medical Products subsidiary. Revenue for the six weeks of operations from the date of acquisition included in the first fiscal quarter of 2012 was $2.2 million. The Medical Products operating income was $0.4 million or 16.9 percent of revenue for the same period included in the first fiscal quarter of 2012. Given the acquisition of IZI Medical Products was completed during the first quarter of fiscal 2012, there is no direct comparison to the prior year quarter.

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Balance Sheet

Landauer ended the first fiscal quarter of 2012 with total assets of $287.2 million, an increase of $118.5 million compared to total assets of $168.7 million at the end of fiscal year September 30, 2011 due principally to the acquisition of IZI Medical Products Inc. in November 2011. The Company completed the quarter with $10.5 million of net operating cash flow and unused borrowing capacity of $42.1 million under its current $175 million credit facility, which provides adequate liquidity to meet its current and anticipated obligations. Adjusted Free Cash Flow provided by operating activities for fiscal first quarter ended December 31, 2011 was $12.0 million, an increase of $3.0 million from fiscal first quarter 2011. Subsequent to December 31, 2011, the Company repaid $2.5 million of the borrowings under the new credit facility. The company does not have any mandatory scheduled repayments during the 60 month term of the credit agreement. Based on current business plans and projected operating cash flows, the Company does however anticipate voluntary repayments of borrowings under the new credit agreement within the next twelve months and continued usage of the revolving facility beyond the next twelve months.

Dividend Update

The Company announced on November 14, 2011 that its Board of Directors had declared a regular quarterly cash dividend of $0.55 per share for the first quarter of fiscal 2012. This represents an annual rate of $2.20 per share, consistent with fiscal 2011 levels. The dividend was paid on January 4, 2012 to shareholders of record on December 9, 2011.

Fiscal 2012 Outlook

Landauer’s business plan for fiscal 2012 continues to anticipate aggregate revenue for the fiscal year to be in the range of $150 to $157 million, which includes 10 months of contributions from the recent IZI Medical Products acquisition. The business plan also anticipates:

•	$4.7 million ($3.1 million net of tax) of non-recurring expense spending to support the successful completion of the Company’s IT Platform systems initiative and the related post implementation support.
•	Incremental depreciation and amortization over fiscal 2011 of $1.6 million ($1.1 million net of tax) related to the deployment of the final phase of the Company’s IT Platform systems initiative in the third fiscal quarter of 2012.
•	The accretive impact of the November 2011 acquisition of IZI Medical Products is anticipated to produce $1.1 million to $1.5 million of net income for the 10 months included in fiscal 2012.
•	The blended effective tax rate for the full fiscal year is anticipated to be within a range of 31 percent to 33 percent.

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Based upon the above assumptions, the Company anticipates reported net income for fiscal 2012 in the range of $21 to $23 million and Adjusted EBITDA in the range of $49 to $51 million. In addition to the $5 to $7 million increase in Adjusted EBITDA expected for fiscal 2012, the Company will begin to receive an annual cash tax benefit of approximately $2 million as a result of the structure of the acquisition of IZI Medical Products in November 2011.

Conference Call Details

Landauer has scheduled its first quarter conference call for investors over the Internet on Tuesday, February 7, 2012, at 9:00 a.m. Central Time (10 a.m. Eastern Time). To participate, callers should dial 877-941-0843 (within the United States and Canada), or 480-629-9819 (international callers) about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company’s website at http://www.landauerinc.com at least 15 minutes early to register, download and install any necessary audio software.  Investors may access a replay of the call by dialing 800-406-7325 (within the United States and Canada), or 303-590-3030 (international callers), passcode 4509954#, which will be available until March 7, 2012.  The replay of the call will remain available on Landauer’s website for 90 days.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure and is the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.7 million individuals globally. In addition, through its Global Physics Solutions subsidiary, the Company provides therapeutic and imaging physics services to the medical physics community. Through its IZI Medical Products subsidiary, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures.

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Safe Harbor Statement

Some of the information shared here (including, in particular, the section titled “Fiscal 2012 Outlook”) constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the Company’s development and introduction of new technologies in general; the ability to protect and utilize the Company’s intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company’s equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; the costs associated with the Company’s research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company’s IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or ventures; valuation of the Company’s long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the Company’s business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the cost of obligations under the Company’s benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the Company’s business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended September 30, 2011, and other reports filed by the Company from time to time with the Securities and Exchange Commission.

Financial Tables Follow

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First Fiscal Quarter 2012 Financial Highlights

(unaudited, amounts in thousands, except per share data)

	Three months ended
	December 31,
	2011	2010

Net revenues	$ 36,669	$ 28,438

Costs and expenses:
Cost of sales	14,906	11,083
Selling, general and administrative	12,361	9,131
Acquisition and reorganization costs	1,849	97
	29,116	20,311

Operating income	7,553	8,127

Other income, net	273	603

Income before taxes	7,826	8,730
Income taxes	2,742	2,737

Net income	5,084	5,993
Less: Net income attributed to noncontrolling interest	159	174

Net income attributed to Landauer, Inc.	$ 4,925	$ 5,819

Net income per share attributed to Landauer, Inc. stockholders:
Basic	$ 0.52	$ 0.62
Weighted average basic shares outstanding	9,348	9,319

Diluted	$ 0.52	$ 0.62
Weighted average diluted shares outstanding	9,385	9,365

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Summary Consolidated Balance Sheets

(unaudited, amounts in thousands)

	December 31,	September 30,
	2011	2011
ASSETS
Current Assets:
Cash and cash equivalents	$ 23,389	$ 7,914
Receivables, net of allowances	28,924	25,516
Other current assets	16,119	17,212
Total current assets	68,432	50,642

Net property, plant and equipment	50,899	47,641
Equity in joint ventures	10,052	10,699
Goodwill and other intangible assets, net of amortization	146,619	50,870
Dosimetry devices, net of depreciation	5,552	5,618
Other assets	5,620	3,186

TOTAL ASSETS	$ 287,174	$ 168,656

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$ 9,087	$ 5,457
Dividends payable	5,279	5,301
Deferred contract revenue	15,621	14,713
Short-term debt	0	19,805
Other current liabilities	12,278	12,673
Total current liabilities	42,265	57,949

Non-Current Liabilities:
Long-term debt	132,887	0
Pension and postretirement obligations	14,400	14,202
Deferred income taxes	14,121	12,805
Other non-current liabilities	1,279	1,292
Total non-current liabilities	162,687	28,299

Stockholders’ Equity:
Landauer, Inc. stockholders’ equity	81,226	81,332
Noncontrolling interest	996	1,076
Total stockholders’ equity	82,222	82,408

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 287,174	$ 168,656

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Reconciliation of Net Income to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization

	Three Months Ended December 31,
	2011	2010
Net income attributed to Landauer, Inc.	$4,925	$5,819
Add back:
Interest expense, net	528	9
Income taxes	2,742	2,737
Depreciation and amortization	2,356	1,798
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$10,551	$10,363
Adjustments:
Non-cash stock-based compensation expense	830	427
IT platform enhancements expenses	282	414
Acquisition and reorganization costs	1,849	97
Sub-total adjustments	2,961	938
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$13,512	$11,301

Reconciliation of EPS to Adjusted EPS

	Three Months Ended December 31,
	2011	2010
Net income attributed to Landauer, Inc.	$4,925	$5,819

Sub-total adjustments	2,961	938
Income taxes on adjustments	(1,036)	(295)
Adjustments, net	1,925	643

Adjusted net income	$6,850	$6,462

Adjusted net income per diluted share	$0.73	$0.69
Weighted average diluted shares outstanding	9,385	9,365

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Adjusted Free Cash Flow

	Three Months Ended December 31,
	2011	2010
Adjusted EBITDA	$13,512	$11,301
Change in working capital	2,285	458
Capital expenditures	(3,839)	(2,767)
Adjusted Free Cash Flow	$11,958	$8,992

In evaluating the Company’s financial performance and outlook, management uses EBITDA, Adjusted EDITDA and Adjusted Free Cash Flow. These are non-GAAP measures. Management believes that such measures supplement evaluations using operating income, net income, and diluted earnings per share and other GAAP measures, and is a useful indicator for investors. This indicator can help readers gain a meaningful understanding of our core operating results and future prospects without the effect of non-recurring and non-cash items and the Company’s ability to generate cash flows from operations that are available for taxes, capital expenditures, and debt repayment. Investors should recognize that these non-GAAP measures might not be comparable to similarly titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with accounting principles generally accepted in the United States.

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